Profire Energy Provides Shareholder Ownership Update

LINDON, Utah May 12, 2022 - Profire Energy, Inc. (NASDAQ: PFIE), a technology company (the "Company") that provides solutions which enhance the efficiency, safety, and reliability of industrial combustion appliances, today announced they have been informed by Harold Albert, a former Executive and Co-Founder of Profire Energy, that he has sold all of his remaining shares of the Company. Mr. Albert was a holder of 4,520,500 shares as of April 2021 based on the Company’s most recent proxy filing. Profire’s other Co-Founder, Brenton Hatch, continues to serve as the Company’s Chairman and Special Advisor and remains as the largest shareholder with 19% of total outstanding shares.
“During conversations with investors over the years, we have occasionally received questions regarding Harold’s position and potential exit strategy. Harold has not been involved in the day-to-day operations of Profire since he retired more than 5 years ago and stepped down from our Board in 2018,” said Brenton Hatch, Chairman and Co-Founder of Profire Energy. “We believe the liquidation of his holdings answers questions about Harold's ownership and may provide additional liquidity for Profire’s shares.”

About Profire Energy, Inc.
Profire Energy is a technology company providing solutions that enhance the efficiency, safety, and reliability of industrial combustion appliances while mitigating potential environmental impacts related to the operation of these devices. It is primarily focused in the upstream, midstream, and downstream transmission segments of the oil and gas industry; however, the Company has commenced identifying applications and completed several installations in other industries where their solutions can likely add value. Profire specializes in the engineering and design of burner and combustion management systems and solutions used on a variety of natural and forced draft applications. Its products and services are sold primarily throughout North America. It has an experienced team of sales and service professionals that are strategically positioned across the United States and Canada. Profire has offices in Lindon, Utah; Victoria, Texas; Homer, Pennsylvania; Millersburg, Ohio; and Acheson, Alberta, Canada. For additional information, visit www.profireenergy.com.
Contact:
Profire Energy, Inc.
Ryan Oviatt, Co-CEO and CFO
(801) 796-5127

Three Part Advisors
Steven Hooser, Partner
214-872-2710